Exhibit 99.1

Heritage Insurance Holdings, Inc. Appoints Kirk H. Lusk Chief Financial Officer

Clearwater, Fla., February 2, 2018- Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today announced that it has appointed Kirk H. Lusk as its Chief Financial Officer.    Until April 28, 2018, Mr. Lusk will serve as co-Chief Financial Officer with Steven Martindale, the Company’s current Chief Financial Officer. Mr. Martindale’s contract expires on April 28, 2018, and he intends to pursue financial consulting opportunities. Mr. Martindale has agreed to remain involved with the Company and has been appointed to the Company’s Board of Directors and Mr. Lusk will transition to sole Chief Financial Officer of the Company.

Mr. Lusk joined the Heritage team on November 30, 2017, when the Company acquired NBIC Holdings, Inc., the parent company of Narragansett Bay Insurance Company (collectively, “NBIC”). Mr. Lusk served as Chief Financial Officer for NBIC since January 2013, providing critical financial oversight and developing operating and financial strategic plans to advance NBIC’s overall business objectives. He has over 20 years of finance and insurance experience working as an Underwriter, Controller and Chief Financial Officer. Prior to NBIC, Mr. Lusk served as International Chief Financial Officer of Aetna, Inc., Chief Financial Officer of Alea Group Holdings Bermuda Ltd., and Chief Financial Officer of GE Employers Reinsurance Corporation Global Casualty and GE Capital Auto Warranty Services. He received his MBA from the University of Connecticut and his BA from Colorado College.

Bruce Lucas, the Company’s Chairman and CEO, said, “I am very grateful for Steve’s leadership over the past two years and appreciate his desire to remain with the Company as a director.    I am equally excited to have Kirk serve as our new CFO. Kirk has an impressive track record in the insurance industry. Kirk was instrumental in managing NBIC’s financial operations and his experience at large insurance carriers will prove invaluable as we continue to evolve as a superregional insurer.”

About Heritage

Heritage Insurance Holdings, Inc. is a property and casualty insurance holding company headquartered in Clearwater, Florida. Its subsidiaries, Heritage Property & Casualty Insurance Company, Zephyr Insurance Company and NBIC Holdings, Inc., write personal and commercial residential premium through a large network of experienced agents in Florida, Hawaii, North Carolina, South Carolina, Georgia and Alabama, and also in Connecticut, Massachusetts, New Jersey, New York and Rhode Island with the recent acquisition of Narragansett Bay Insurance Company, headquartered in Rhode Island. Heritage Insurance Holdings, Inc. is led by a seasoned senior management team with an average of 30 years of insurance industry experience.

Heritage Insurance Holdings Inc.

Investor Contact:

Joseph Peiso, Investor Relations Director

727-362-7261

jpeiso@heritagepci.com